UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2011

Umami Sustainable Seafood Inc.
 (Exact name of registrant as specified in its charter)

Nevada	000-52401	98-0636182
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1230 Columbia St., Suite 440
San Diego, CA 92101
(Address of principal executive offices) (zip code)

(619) 544-9177
(Registrant’s telephone number, including area code)

______________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 7, 2011 (the “Closing Date”), Umami Sustainable Seafood Inc. (the “Company”) and Baja Aqua-Farms, S.A. de C.V, a subsidiary of the Company (“Baja”), entered into a Credit Agreement (the “Agreement”) with three third party lenders (collectively, the “Lenders”).  In connection with the Agreement: (i) the Company will be paid gross proceeds of up to $8,330,000 in exchange for notes in the aggregate principal amount of up to $8,500,000 (the “Notes”), which Notes mature beginning in November 2011 with any unpaid amounts on April 2, 2012 fully due at that time and (ii) the Company issued warrants to purchase 500,000 shares of the Company’s common stock (the “Warrants”) at $1.50 per share.

The loans evidenced by the Notes will be funded in three tranches.  The first loan is evidenced by a $5,200,000 note that funded on September 7, 2011 in the gross amount of $5,080,000.  The Company repaid a secured note, plus accrued interest, totaling $3,130,000, which had a maturity date of March 31, 2012 and will pay placement agent costs totaling $125,000.

The balance of the loan will be funded in two tranches upon satisfaction of certain funding conditions, including delivery of additional collateral to Lenders, in the amounts of $1,150,000 and $2,150,000.  The Notes bear interest at the rate per annum equal to the sum of (a) 11% plus (b) the one year LIBOR Rate.  Each of the Notes may be accelerated if an event of default were to occur.

The Company estimates that the total net proceeds, after paying off the secured note indicated above, will be retained by the Company.

The Notes and any accrued interest are payable on the applicable maturity dates of the Notes. The Notes have required amortization payments.

The Notes are secured by certain assets of the Company and certain assets of its direct and indirect subsidiaries, including Baja.  In addition, the obligations of the Company and Baja to the Lenders are guaranteed by certain subsidiaries of the Company and certain shareholders of the Company and certain of those guarantees are secured by stock owned by such shareholders.

Item 3.02. Unregistered Sales of Equity Securities

The Company issued the Warrants in connection with the transactions described above to the Lenders, who are each accredited investors.  The exercise price for the shares of Common Stock underlying the Warrants is $1.50 per share.  The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants are subject to anti-dilution provisions for subsequent issuances of the Company’s common stock at a price per share below the exercise prices of the Warrant.  The Lenders received demand and piggy-back registration rights in connection with the shares of common stock issuable upon exercise of the Warrant.  The sale of the Warrants was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”) pursuant to Section 4(2) of the Act due to the fact that the offering of Warrants was made on a private basis to a three purchasers.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMAMI SUSTAINABLE SEAFOOD INC.

September 13, 2011	By:	/s/ Daniel G. Zang
Chief Financial Officer